Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                    Contacts:
New York, N.Y. 10022                                          ---------
                                                              James N. Fernandez
                                                              (212) 230-5315
                                                              Mark L. Aaron
                                                              (212) 230-5301

   TIFFANY & CO. RECOMMENDS REJECTION OF BELOW-MARKET "MINI-TENDER" OFFER FROM
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                             TRC CAPITAL CORPORATION
                             -----------------------

New York, NY, December 15, 2004 - Tiffany & Co. (NYSE: TIF) announced today that it has been notified of an unsolicited "mini-tender" offer, made by TRC Capital Corporation, to purchase up to 3,000,000 shares of Tiffany's common stock, which represents approximately 2.06% of the shares outstanding. Shareholders are cautioned that TRC Capital's unsolicited "mini-tender" offer price of $29.50 per share was more than four percent below the $30.76 per share closing price of Tiffany's common stock on December 6, 2004, the day before the offer was commenced.

Tiffany & Co. strongly recommends against tendering shares in response to this unsolicited offer. Tiffany & Co. is not associated with TRC Capital Corporation or its offer.

TRC Capital has made many such "mini-tender" offers for the shares of other companies for its profit. These offers are devised to seek less than five percent of a company's outstanding shares, thereby avoiding many disclosure and procedural requirements of the U.S. Securities and Exchange Commission (SEC) because they are below the SEC's threshold to provide such disclosure and procedural protections for investors. The SEC has cautioned investors about "mini-tender" offers in an investor alert, noting that these offers "have been increasingly used to catch investors off guard" and that many investors who hear about "mini-tender" offers "surrender their securities without investigating the offer, assuming that the price offered includes the premium usually present in larger, traditional tender offers. But they later learn that they cannot withdraw from the offer and may end up selling their securities at below-market prices." To read more about the risks of "mini-tender" offers, please review the alert on the SEC's website at:

http://www.sec.gov/investor/pubs/minitend.htm.
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Tiffany & Co. advises  shareholders to consult their  financial  advisors and to exercise caution with respect to TRC Capital's offer. Shareholders who have already tendered are advised that they should consider promptly withdrawing their shares if permitted under TRC Capital's Offer to Purchase documents. The offer is currently scheduled to expire at 12:01 a.m., New York City time, on Thursday, January 6, 2005.

Tiffany & Co. (NYSE: TIF) operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company ("Tiffany"). Founded in 1837, Tiffany now operates more than 150 TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. The Company's Specialty Retail operations include consolidated results from retail ventures operated



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by  subsidiaries  other than Tiffany under  separate  trademarks or trade names.
Worldwide sales were $2.0 billion in 2003. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This press release contains certain "forward-looking" statements concerning expectations, anticipations, beliefs, hopes, intentions, or strategies for the future. Readers are cautioned not to place undue reliance on forward-looking statements. All such forward-looking statements are based upon information available to Tiffany & Co. on the date this release is issued. Tiffany & Co. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements.

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